Exhibit 10.1.ay

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

JOHN W. SOMERHALDER II

Pursuant to the terms of the offer letter (the “Offer Letter”) dated March 2, 2006, between John W. Somerhalder II (the “Employee”) and AGL Resources Inc. (the “Company”), the Company has adopted this Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 2009, in order to attract, retain and motivate the Employee to excel on behalf of the Company.

The Company intends the SERP to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The Company intends the SERP to be in good faith compliance with Code §409A, and the SERP shall be construed accordingly.

1. Definitions.  Except as otherwise provided herein, capitalized terms used in the SERP shall have the meanings provided under the Retirement Plan (as defined below).  When used herein, the following words and phrases and any derivatives thereof shall have the meanings below unless the context clearly indicates otherwise.  Section references indicate Sections of the SERP unless otherwise stated.

(a) “Administrator” means the Compensation & Management Development Committee of the Company’s Board of Directors, or its designee.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

(c) “Compensation” means compensation as defined for purposes of calculating benefits under the Retirement Plan, but disregarding the limits of Code Section 401(a)(17).

(d) “Employee” means John W. Somerhalder II.

(e) “Excess Plan” means the AGL Resources Inc. Excess Benefit Plan.

(f) “Retirement Plan” means the AGL Resources Inc. Retirement Plan.

(g) “Separation from Service” means separation from service with the Company, as determined pursuant to guidance issued under Code §409A.

(h) “SERP” means this Supplemental Executive Retirement Plan, as it may be amended from time to time.

(i) “SERP Benefit” means the benefit payable in accordance with the SERP.

2. Eligibility To Participate.  Only the Employee shall be eligible to participate in the SERP.

3. Amount of Benefits.  The benefit paid under this SERP to the Employee shall be equal to the actuarial equivalent of the amount determined under (a), minus the amount determined under (b):

(a) The amount of any pension benefit the Employee would be eligible to receive from the Retirement Plan and the Excess Plan combined, expressed in the form of a benefit payable beginning at age 65 in the form of a single life annuity, if the Employee had (i) remained actively employed and received Compensation in the amount of the Compensation received by the Employee for the Plan Year immediately prior to the Plan Year in which the Employee Separates from Service with the Company, for an additional year for each year of service that Employee completed with the Company prior to Separation from Service, up to a maximum of 5 years, and (ii) been credited with an additional 5 Years of Vesting Service and 5 Years of Eligibility Service under the Retirement Plan; minus

(b) The actual amount of any pension benefit Employee is eligible to receive from the Retirement Plan and the Excess Plan combined, expressed in the form of a benefit payable beginning at age 65 in the form of a single life annuity;

provided, such amounts shall be calculated at the time when Employee’s SERP Benefit is paid hereunder and shall not be recalculated thereafter, even if the Retirement Plan benefit and/or the Excess Plan benefit changes.  For purposes of this calculation, actuarial equivalence will be based on the assumptions used by the Company for disclosure purposes for the fiscal year immediately preceding the year in which the SERP Benefit is paid hereunder.

4. Vesting.  The Employee’s SERP Benefit shall be fully vested and nonforfeitable on December 31, 2010, provided Employee does not Separate from Service with the Company before such date.  If Employee terminates employment with the Company before such vesting date, the SERP Benefit shall be immediately forfeited and Employee shall have no further rights thereto.

5. Form and Timing of Benefits.  Vested SERP Benefits payable hereunder shall be paid in the form of a single lump sum payment on the 30th day after the date the Employee Separates from Service with the Company.  Notwithstanding the foregoing, any remaining SERP Benefits shall be paid immediately in a single lump sum to Employee’s estate on the 30th day after the date of the Employee’s death.  The payment dates in this paragraph are intended as good faith compliance with Code §409A, and guidance issued thereunder, and shall be construed in all respects in accordance therewith.  The Company shall not be liable to the Employee for interest or damages for any delay in any such payment, provided that payment is made within the same calendar year as the payment date specified in this Section.  Notwithstanding the foregoing, to the extent required by Code §409A, no payment under this SERP shall be made within 6 months after the date the Employee Separates from Service.

6. Amendment and Termination.

(a) Amendment of SERP.  The SERP may be amended only by a writing signed by both the Company and Employee.  The SERP is based on the current provisions of the law applicable to such types of plan.  If there is a material change in the law, the Company will work with Employee in good faith to provide a comparable plan taking into account any such changes in the law.

(b) Termination of the SERP.

(i) Notwithstanding anything in the SERP to the contrary, the Company reserves the right, at any time, to wholly or partially terminate the SERP if necessary or desirable in the opinion of the Company in its sole discretion, subject to the restrictions provided in Code  §409A.

(ii) Upon termination of the SERP, in lieu of the timing provided under paragraph 5, Employee’s SERP Benefit under paragraph 3 shall be paid to the Employee in a single lump sum cash payment on the earlier of the date of termination, or the earliest date permissible under Code §409A.

7. Claims Procedure.  Any grievance, complaint or claim concerning any aspect of the operation or administration of the SERP, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), must be submitted within the “applicable limitations period.”  The “applicable limitations period” shall be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred.  Additionally, upon denial of an appeal pursuant to this Section, Employee or other claimant shall have 90 days within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded.  All claims and requests for benefits under the SERP shall be directed to the attention of the Administrator in writing.  The writing must be reasonably calculated to bring the claim to the attention of the Administrator.  The claimant may name an authorized representative to act on his behalf under the claims procedures of the SERP, by providing written documentation of such authorization in such form as is acceptable to the Administrator.

(a) Denial of Initial Claims.  If a claim for SERP benefits is denied, the Administrator will provide a written notice within 90 days to the claimant that contains (i) specific reasons for the denial, (ii) specific references to SERP provisions on which the Administrator based its denial, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary and (iv) a description of the SERP’s review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

The notice will also contain a statement that the claimant may (i) request a review upon written application to the Administrator within 60 days, (ii) submit written comments, documents, records and other information relating to the claim, and (iii) request copies of all documents, records, and other information relevant to the claim.  If a claim is denied because of incomplete information, the notice will also indicate what additional information is required.

If additional time is required to make a decision on the claim, the Administrator will notify the claimant of the delay within the original 90-day period.  This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected.  This extension period may not exceed 90 days beyond the end of the first 90-day period.

(b) Appeals.  The claimant may appeal a denied claim by submitting a written request for an appeal review to the Administrator.  The appeal request must, however, be made within 60 days after the claimant’s receipt of notice of the denial of the claim.  Pertinent documents may be reviewed in preparing an appeal, and issues and comments may be submitted in writing.  The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits (as determined under applicable regulations).  The Administrator will completely review the appeal, taking into account all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator will review an appeal of a denied claim no later than 60 days following such request for review, unless special circumstances require a further extension of time for processing, in which case a benefit determination shall be rendered no later than 120 days following the Administrator’s receipt of the request for review.  If such an extension of time for review is required because of special circumstances, the Administrator will provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.

8. Miscellaneous.

(a) No Effect on Employment Rights.  Nothing contained herein will confer upon the Employee the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with the Employee without regard to the existence of the SERP.

(b) Funding.  The SERP at all times shall be unfunded such that SERP Benefits shall be paid solely from the general assets of the Company.  Neither the Employee nor his heirs or assigns shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the SERP and the Employee or his heirs and assigns shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the SERP.  Nothing contained in the SERP shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

(c) Administration and Interpretation.  The Administrator shall administer the SERP.  The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the SERP.  The Administrator has full discretion and the exclusive right to construe the terms of the SERP and to determine eligibility for benefits and payment under the SERP pursuant to its terms.

(d) Disclosure.  The Employee shall be a signatory to and shall receive a copy of the SERP.

(e) State Law.  The SERP is established under and will be construed according to the laws of the State of Georgia, to the extent that such laws are not preempted by ERISA and valid regulations published thereunder.

(f) Spendthrift Provisions.  No benefit payable under the SERP will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee.  Any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt will be void.  The Company will not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the SERP.  The amounts payable under this SERP will be exempt from the claims of the Employee’s creditors to the fullest extent permitted by law.

(g) Incapacity of Recipient.  In the event the Employee or other payee hereunder is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under the SERP to which such person is entitled shall be paid to such conservator or other person legally charged with the care of this person or his estate.  Except as provided above in this paragraph, when the Administrator in its sole discretion determines that the Employee or other payee is unable to manage his or her financial affairs, the Administrator may direct the Company to make distributions to a duly authorized person for the benefit of such Employee or payee.  Any payment under this paragraph shall be in full satisfaction of the Company’s liability therefor.

(h) Unclaimed Benefit.  The Employee shall keep the Administrator informed of his current address and the current address of his spouse.  The Administrator shall not be obligated to search for the whereabouts of any person.  If the location of the Employee is not made known to the Administrator by December 1 of the year in which any payment of the Employee’s SERP Benefit is to be made, payment may be made as though the Employee had died 30 days prior to such December 1.  If, prior to the deadline for payment of the SERP Benefit under Code §409A, the Administrator is unable to locate the Employee and the survivors of the Employee, then the Company shall have no further obligation to pay any benefit hereunder to such Employee or heirs or assigns, or any other person, and such benefit shall be irrevocably forfeited.

(i) Limitations on Liability.  Notwithstanding any of the preceding provisions of the SERP, except for payment of SERP Benefits due under the SERP by the Company, neither the Company nor any individual acting as an agent of the Company or as a member of the Administrator shall be liable to the Employee or any other person for any claim, loss, liability or expense incurred in connection with the SERP.

(j) No Enlargement of Rights.  The Employee will have no right to or interest in any portion of the SERP except as specifically provided in the SERP.

(k) Withholding for Taxes.  Payment under the SERP will be subject to withholding for payroll taxes as required by law, including state and federal income taxes and FICA taxes, subject to the restrictions of Code §409A.

(l) All Prior Agreements Superseded.  The SERP, as set forth in this document is intended to provide the supplemental pension benefit described in the Offer Letter.  The SERP replaces and supersedes all previous written documents and all oral agreements, of any nature whatsoever, regarding the Company’s obligation to provide such supplemental retirement benefits to the Employee, and the Employee has indicated his acknowledgement of said fact by signing this agreement in the space below.

AGL Resources Inc.

By:    /s/ Arthur E. Johnson

Title: Director

Date:__________________________

Employee:

John W. Somerhalder II

Date: /s/ John W. Somerhalder II